The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor are we soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-161213

SUBJECT TO COMPLETION, DATED JANUARY 17, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 10, 2009)

$100,000,000

Common Stock

We are offering          shares of our common stock, par value $2.50 per share.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “BXS.” The last reported sale price of our common stock on January 13, 2012 was $12.32 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference into this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to BancorpSouth, Inc. (before expenses)	$	$

The underwriters may also purchase up to an additional $15.0 million of common stock from us at the public offering price less the underwriting discount within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Shares of our common stock are not savings accounts, deposits or obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, the Deposit Insurance Fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock will be ready for delivery on or about January   , 2012.

Morgan Stanley	Stifel Nicolaus Weisel

Stephens Inc.
Keefe, Bruyette & Woods
Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is January   , 2012.

287 locations in nine states

Illinois
Missouri
St. Louis
Springfield
Arkansas
Jonesboro
Fort Smith
Little Rock
Texarkana
El Dorado
Memphis
Jackson
Nashville
Tennessee
Huntsville
Guntersville
Tupelo
Birmingham
Mississippi
Alabama
Opelika
Jackson
Texas
Tyler
Longview
Athens
Shreveport
Monroe
Louisiana
Nacogdoches
Lufkin
Alexandria
Fort Deposit
Hattiesburg
Livingston
Houston
Lake Charles
Baton Rouge
Lafayette
Gulfport
Mobile
Destin
Florida
BancorpSouth Bank cities and communities
BancorpSouth Insurance offices
05/11

BancorpSouth®

Member FDIC

Right Where You Are

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell, or a solicitation of an offer to purchase, shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time any combination of securities described in the accompanying prospectus in one or more offerings such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about our common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the section entitled “Where You Can Find More Information” of this prospectus supplement, before investing in our common stock.

Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to “BancorpSouth, Inc.,” “the Company,” “we,” “our,” “us” and similar terms refer to BancorpSouth, Inc. and its consolidated subsidiaries, all references to “the Bank” refer to BancorpSouth Bank, our wholly owned subsidiary.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement and accompanying prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “should,” “could,” “would” and other comparable terms. These forward-looking statements are based on the current plans, assumptions and expectations of our management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect our current plans and expectations and future financial condition and results.

While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	Local, regional and national economic conditions and the impact they may have on us, our assets, our collateral values, investment values and our customers and our assessment of that impact;

•	Our ability to increase noninterest revenue and expand noninterest revenue business;

•	Changes in general business or economic conditions or government fiscal and monetary policies;

•	Fluctuations in prevailing interest rates and the effectiveness of our interest rate hedging strategies, which may adversely impact our net interest margin;

•	Our ability to maintain credit quality;

•	Our ability to provide and market competitive products and services;

•	Changes in our operating or expansion strategy;

•	Geographic concentration of our assets and susceptibility to economic downturns in that area;

S-ii

•	The availability of and costs associated with maintaining and/or obtaining adequate and timely sources of capital or liquidity;

•	Volatility and disruption in national and international financial markets;

•	Government intervention in the U.S. financial system;

•	Laws and regulations affecting financial institutions in general;

•	Our ability of to operate and integrate new technology;

•	Our ability to manage our growth and effectively serve an expanding customer and market base;

•	Our ability to attract, train and retain qualified personnel;

•	Changes in consumer preferences;

•	Our ability to collect amounts due under loan agreements and to attract deposits;

•	Legislation and court decisions related to the amount of damages recoverable in legal proceedings;

•	Possible adverse rulings, judgments, settlements and other outcomes of pending litigation; and

•	Other factors generally understood to affect the financial results of financial services companies.

We caution you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus supplement, may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. We cannot predict such new risks, nor can we assess the impact, if any, of such new risks on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date on which the statements were made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. We undertake no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our corporate website at www.bancorpsouthonline.com. The information on our corporate website is not part of this prospectus supplement, the accompanying prospectus or any free writing prospectuses or other offering materials. You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means:

•	Incorporated documents are considered part of this prospectus supplement;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

S-iii

We are incorporating by reference into this prospectus supplement the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2010 (including the portions of our proxy statement on Schedule 14A, filed on March 25, 2011, incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the three months ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Current Reports on Form 8-K filed with the SEC on April 11, 2011, April 29, 2011 (as amended on Form 8-K/A filed on November 3, 2011), July 27, 2011, August 1, 2011, August 4, 2011 and September 21, 2011 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the termination of this offering (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. You can obtain copies of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address:

BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
Attention: Corporate Secretary
(662) 680-2000

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. It is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. See the “Risk Factors” section beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference into this prospectus supplement.

Our Business

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi. Through our principal bank subsidiary, BancorpSouth Bank, which began operation in 1876, and our other subsidiaries, we provide commercial banking, trust and insurance services through 287 offices in Mississippi, Tennessee, Alabama, Arkansas, Texas, Louisiana, Florida, Missouri and Illinois. At September 30, 2011, and on a consolidated basis, we had total assets of $13.2 billion, total deposits of $11.1 billion and common shareholders’ equity of $1.3 billion.

We provide commercial and consumer banking products and services to individuals and small- to medium-size businesses in the markets we serve. We offer commercial loans to finance business operations, equipment and owner-occupied facilities, agricultural, commercial and industrial owner-occupied properties, income-producing commercial properties and construction loans. We also offer a variety of consumer loans including home equity, credit card and installment loans, and originate and service residential mortgage loans.

At September 30, 2011, our loan diversification was as follows:

	As of
	September 30,		% of
Net Loan and Lease Portfolio	2011		Total
	(Unaudited, dollars in thousands)

Commercial and industrial	$1,503,391	(1)	16%
Real estate:
Consumer mortgages	1,966,124		22
Home equity	523,030		6
Agricultural	249,715		3
Commercial owner occupied	1,329,644		15
Construction, acquisition and development	976,694		11
Commercial	1,772,003		19
Credit cards	103,232		1
All other	632,072		7

Total	$9,055,905		100%

	As of
	September 30,	% of
Geography	2011	Total
	(Unaudited, dollars in thousands)

Alabama-Florida Panhandle	$693,106	8%
Arkansas(2)	1,250,901	14
Mississippi(2)	2,494,932	27
Missouri	523,741	6
Greater Memphis	576,521	6
Tennessee(2)	688,440	8
Texas and Louisiana	1,657,263	18
Other(3)	1,171,001	13

Total	$9,055,905	100%

(1)	Net of unearned income.

(2)	Excludes the Greater Memphis area.

(3)	Includes all other geographic regions and lines of business not managed by geographic region.

Our primary source of funding is deposits originated within the communities we serve. As of September 30, 2011, 19.9% of our total deposits were noninterest bearing, another 51.6% were transaction deposits (42.8% interest bearing demand and 8.8% savings) and 28.5% were time deposits. Our total cost of deposits was 0.75% for the quarter ended September 30, 2011.

Mortgage origination and servicing is a considerable portion of our banking business. Our normal practice is to originate mortgage loans for sale in the secondary market and retain a portion of the mortgage servicing. Mortgage loan origination volumes of $822.9 million and $1.4 billion produced origination revenue of

$16.0 million and $28.6 million for the nine months ended September 30, 2011, and the year ended December 31, 2010, respectively. Revenue from the servicing of loans was $9.6 million and $11.9 million for the nine months ended September 30, 2011, and the year ended December 31, 2010, respectively.

BancorpSouth Insurance Services, Inc., or BXSI, serves as an agent in the sale of commercial lines of insurance, offers a full line of property and casualty, life, health and employee benefits products and services and operates in Mississippi, Tennessee, Alabama, Arkansas, Texas, Louisiana, Missouri and Illinois. As of December 31, 2010, BXSI was the 26th largest insurance agency in the United States, according to rankings provided by Business Insurance Magazine. Insurance revenue was $67.5 million and $82.2 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

Through BancorpSouth Investment Services, Inc., a registered investment adviser and broker/dealer, we offer a variety of investment products and services for individuals and small businesses.

We have grown through a combination of organic growth and selective acquisitions. Since 1990, we have completed 16 traditional whole bank acquisitions, two branch acquisitions and one government-assisted transaction. We have also made ten acquisitions to augment our insurance business.

Our principal executive offices are located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi and our telephone number is (662) 682-2000.

Business Segments

Our mortgage, insurance and investment services businesses provide revenue streams which complement our traditional commercial banking business. Our three operating segments are Community Banking, Insurance Agencies, and General Corporate and Other. General Corporate and Other includes leasing, mortgage lending, trust services, credit card activities, investment services and other activities.

The following table presents our results of operations by operating segment for the nine months ended September 30, 2011 and the year ended December 31, 2010:

	Nine Months Ended September 30, 2011				Year Ended December 31, 2010
	Community	Insurance	General		Community	Insurance	General
	Banking	Agencies	Corporate	Total	Banking	Agencies	Corporate	Total
	(Unaudited, dollars in thousands)

Net interest revenue(1)	$306,635	$258	$20,531	$327,424	$411,936	$561	$28,645	$441,142
Noninterest income	99,845	67,436	38,229	205,510	114,736	82,327	67,081	264,144
Noninterest expense	257,683	56,095	83,999	397,777	308,299	70,830	107,904	487,033
Net income (loss)	26,293	6,960	(8,987)	24,266	17,920	7,272	(2,250)	22,942

(1)	Before provision for credit losses.

Management

Our management team has extensive experience with our company and in our markets. Our management team is led by Aubrey B. Patterson and James V. Kelley. Mr. Patterson is Chairman of our board of directors and Chief Executive Officer of the Company and the Bank. Mr. Patterson joined us in 1972 and has held numerous positions throughout the Company. Mr. Kelley has served as President and Chief Operating Officer of the Company and the Bank and as a director of the Company since our merger in 2000 with First United Bancshares, Inc., where he served as Chairman, President and Chief Executive Officer. Including Messrs. Patterson and Kelley, our senior management team (consisting of 11 people) has a combined tenure with the Company or one of its predecessors of 254 years.

Expiration of Rights Agreement

Our shareholder rights agreement expired as of March 28, 2011. As a result, none of the issued and outstanding shares of our common stock has a common stock purchase right attached to it.

Recent Developments

On January 17, 2012, we announced financial results for the quarter and year ended December 31, 2011. We reported net income of $37.6 million, or $0.45 per diluted share, for 2011 compared with $22.9 million, or $0.27 per diluted share, for 2010. We reported net income of $13.3 million, or $0.16 per diluted share, for the fourth quarter of 2011 compared with $11.9 million, or $0.14 per diluted share, for the third quarter of 2011 and $15.8 million, or $0.19 per diluted share, for the fourth quarter of 2010.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited, dollars in thousands, except per share amounts)

EARNINGS SUMMARY:
Net interest revenue	$107,489	$110,253	$434,913	$441,142
Provision for credit losses	19,250	43,293	130,081	204,016
Noninterest revenue	65,335	73,974	270,845	264,144
Noninterest expense	135,856	123,447	533,633	487,033

Income before income taxes	17,718	17,487	42,044	14,237
Income tax provision (benefit)	4,415	1,641	4,475	(8,705)

Net income	$13,303	$15,846	$37,569	$22,942

Earning per share: Basic	$0.16	$0.19	$0.45	$0.28

Diluted	$0.16	$0.19	$0.45	$0.27

BALANCE SHEET DATA AT DECEMBER 31:
Total assets			$12,995,851	$13,615,010
Total earning assets			11,770,950	12,458,055
Loans and leases, net of unearned income			8,870,311	9,333,107
Allowance for credit losses			195,118	196,913
Total deposits			10,955,189	11,490,021
Common shareholders’ equity			1,262,912	1,222,244
Book value per share			15.13	14.64

AVERAGE BALANCE SHEET DATA:
Total assets	$13,046,779	$13,559,038	$13,280,047	$13,304,836
Total earning assets	11,918,358	12,510,705	12,143,391	12,223,933
Loans and leases, net of unearned interest	8,954,229	9,418,687	9,159,431	9,621,529
Total deposits	11,017,231	11,292,903	11,251,406	11,107,445
Common shareholders’ equity	1,268,905	1,225,514	1,240,768	1,241,321

NON-PERFORMING ASSETS AT DECEMBER 31:
Non-accrual loans and leases			$276,798	$347,499
Loans and leases 90+ days past due, still accruing			3,434	8,500
Restructured loans and leases, still accruing			42,018	38,376
Other real estate owned			173,805	133,412

Total non-performing assets			$496,055	$527,787

Net charge-offs as a percentage of average loans (annualized)	1.06%	2.19%	1.44%	1.90%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited, dollars in thousands, except per share amounts)

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets	0.40%	0.46%	0.28%	0.17%
Return on common equity	4.16%	5.13%	3.03%	1.85%
Total common equity to total assets	9.72%	8.98%	9.72%	8.98%
Net interest margin	3.69%	3.59%	3.69%	3.70%
SHARE DATA:
Average shares outstanding — Basic	83,488,102	83,435,268	83,486,296	83,425,183
Average shares outstanding — Diluted	83,503,611	83,471,420	83,509,759	83,515,040
Cash dividends per share	$0.01	$0.22	$0.14	$0.88
CAPITAL RATIOS:
Tier I capital ratio			11.77%	10.61%
Total risk-based capital ratio			13.03%	11.87%
Tier I leverage ratio			8.85%	8.07%

Asset, Deposit and Loan Activity.  Total assets were $13.0 billion at December 31, 2011 compared with $13.6 billion at December 31, 2010. Total deposits were $11.0 billion at December 31, 2011, a decrease of 4.7% from $11.5 billion at December 31, 2010. Loans and leases, net of unearned income, were $8.9 billion at December 31, 2011, a decrease of 5.0% from $9.3 billion at December 31, 2010.

The construction, acquisition and development, or CAD, loan portfolio, which decreased $266.4 million, or 22.7%, for the 12 months ended December 31, 2011, accounted for 58.0% of the decline in net loans and leases over the year. Excluding the impact of the CAD loan portfolio, net loans and leases declined $196.4 million, or 2.4%, for the 12 months ended December 31, 2011.

Time deposits, which decreased $648.5 million, or 17.8%, for the 12 months ended December 31, 2011, were offset partially by significant growth in noninterest bearing demand deposits, which increased $209.7 million, or 10.2%, over the year. Additionally, savings deposits increased $128.7 million, or 14.9%, for the 12 months ended December 31, 2011, while interest bearing demand deposits decreased $224.7 million, or 4.6%. Core deposits represented 87% of total deposits at December 31, 2011, compared with 85% of total deposits at December 31, 2010. Approximately $1.1 billion of time deposits are scheduled to mature during the first half of 2012 at a weighted average rate of 1.26%.

Provision for Credit Losses and Allowance for Credit Losses.  For the fourth quarter of 2011, the provision for credit losses was $19.3 million, compared with $43.3 million for the fourth quarter of 2010 and $25.1 million for the third quarter of 2011. The decrease in the provision for credit losses reflected a decline in the formation of new non-accrual loans, including fewer loans being identified for impairment, continued stabilization in values of previously impaired loans, improved past dues, and stable charge-offs. Annualized net charge-offs were 1.06% of average loans and leases for the fourth quarter of 2011, compared with 2.19% for the fourth quarter of 2010 and 1.01% for the third quarter of 2011.

Non-performing loans, or NPLs, were $322.3 million, or 3.63% of net loans and leases, at December 31, 2011 compared with $394.4 million, or 4.23% of net loans and leases, at December 31, 2010 and $362.8 million, or 4.01% of net loans and leases, at September 30, 2011. The allowance for credit losses was 2.20% of net loans and leases at December 31, 2011 compared with 2.11% at December 31, 2010 and 2.21% at September 30, 2011.

NPLs at December 31, 2011 consisted primarily of $276.8 million of nonaccrual loans, compared with $314.5 million of nonaccrual loans at September 30, 2011. NPLs at December 31, 2011 also included $3.4 million of loans 90 days or more past due and still accruing, compared with $7.4 million of such loans at September 30, 2011, and included restructured loans still accruing of $42.0 million at December 31, 2011, compared with $41.0 million of such loans at September 30, 2011. Loans and leases 30 to 89 days past due were $37.5 million at December 31,

2011 compared with $54.1 million of such loans at September 30, 2011. Included in the reduction of nonaccrual loans during the fourth quarter of 2011 were payments received on nonaccrual loans of $15.1 million.

At December 31, 2011, $88.2 million of NPLs were residential CAD loans, $47.0 million were other CAD loans, $61.8 million were commercial real estate mortgage loans and $52.6 million were consumer mortgages. NPLs from all other loan types totaled $72.6 million at December 31, 2011.

Capital Management.  BancorpSouth remains a “well capitalized” financial holding company, as defined by federal regulations, with Tier I risk-based capital of 11.77% at December 31, 2011 and total risk-based capital of 13.03%, compared with required minimum levels of 6% and 10%, respectively, for a “well capitalized” classification. Our equity capitalization is 100% common stock. Our ratio of total common equity to total assets increased to 9.72% at December 31, 2011, compared with 8.98% at December 31, 2010 and 9.60% at September 30, 2011.

THE OFFERING

Common Stock Offered	$100.0 million

Over-allotment Option	The underwriters may purchase up to $15.0 million of common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the public offering price less the underwriting discount.

Common Stock Outstanding after this Offering	shares of our common stock(1)

Public Offering Price	$ per share of common stock.

Use of Proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be $94.8 million ($109.0 million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering for general corporate purposes, including to maintain certain capital levels and liquidity at the holding company, potentially provide equity capital to the Bank, fund growth either organically or through acquisition of other financial institutions, insurance agencies or other businesses that are closely aligned to our operations, and fund investments in our subsidiaries.

Dividend Policy	We have historically paid cash dividends on shares of our common stock on a quarterly basis. The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors including our financial condition as well as certain regulatory requirements and approval of our regulators. See “Risk Factors — Risks Related to Our Common Stock and the Offering — Our ability to declare and pay dividends is limited.”

Listing	Our common stock is listed on NYSE under the symbol “BXS.”

Risk Factors	You should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference in this prospectus supplement, before making any decision to invest in our common stock.

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 83,483,796 shares outstanding as of January 13, 2012, excluding 5,299,635 shares reserved for future issuances under our Long-Term Equity Incentive Plan, 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended and restated, Director Stock Plan, as amended and restated, and 1998 Stock Option Plan.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the summary selected consolidated financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference in this prospectus supplement.

The tables below set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2010 and at and for the nine-month periods ended September 30, 2011 and 2010. Certain of the measures set forth below are not measures recognized under generally accepted accounting principles in the United States, or GAAP. For a discussion of management’s reasons for presenting such data and a reconciliation to comparable financial measures calculated in accordance with GAAP, please see “GAAP Reconciliation of Non-GAAP Financial Measures” below.

The selected consolidated statement of income data for the years ended December 31, 2010, 2009 and 2008, and the selected consolidated statement of financial condition data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus supplement. The selected consolidated statement of income data for the years ended December 31, 2007 and 2006 and the selected consolidated statement of financial condition data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus supplement.

The selected consolidated financial data at and for the nine months ended September 30, 2011 and 2010 have been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and are incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of future results and the results for the nine months ended September 30, 2011 are not necessarily indicative of our expected results for the full year ending December 31, 2011 or any other period.

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)		(Derived from audited financial statements)
	(Dollars in thousands, except per share amounts)

INCOME STATEMENT DATA:
Net interest revenue	$327,424	$330,889	$441,142	$444,899	$440,836	$422,899	$385,799
Provision for credit losses	110,831	160,723	204,016	117,324	56,176	22,696	8,577
Noninterest revenue	205,510	190,170	264,144	275,276	245,607	232,151	207,017
Noninterest expense	397,777	363,586	487,033	490,017	455,913	428,410	394,077

Income (loss) before income taxes	24,326	(3,250)	14,237	112,834	174,354	203,944	190,162
Income tax provision (benefit)	60	(10,346)	(8,705)	30,105	53,943	66,001	64,968

Net income	$24,266	$7,096	$22,942	$82,729	$120,411	$137,943	$125,194

BALANCE SHEET DATA:
Total assets	$13,198,518	$13,583,016	$13,615,010	$13,167,867	$13,480,218	$13,189,841	$12,040,521
Investment securities	2,481,555	2,273,765	2,709,081	1,993,594	2,316,380	2,627,110	2,765,419
Loans and leases, net of unearned income	9,055,905	9,514,929	9,333,107	9,775,136	9,691,277	9,179,684	7,871,471
Allowance for credit losses	199,686	205,081	196,913	176,043	132,793	115,197	98,834
Goodwill and other intangibles	288,723	290,669	289,720	293,629	297,130	281,433	166,159
Total deposits	11,063,233	11,196,864	11,490,021	10,677,702	9,711,872	10,064,099	9,710,578
Noninterest bearing deposits	2,198,535	1,967,635	2,060,145	1,901,663	1,735,130	1,670,198	1,817,223
Common shareholders’ equity	1,266,753	1,235,705	1,222,244	1,276,296	1,240,260	1,196,626	1,026,585

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)		(Derived from audited financial statements)
	(Dollars in thousands, except per share amounts)

PER SHARE DATA:
Basic earnings per share	$0.29	$0.09	$0.28	$0.99	$1.46	$1.69	$1.58
Diluted earnings per share	0.29	0.08	0.27	0.99	1.45	1.69	1.57
Book value per share	15.17	14.80	14.64	15.29	14.92	14.54	12.98
Tangible book value per share	11.71	11.32	11.17	11.78	11.35	11.12	10.88
Cash dividends per share	0.13	0.66	0.88	0.88	0.87	0.83	0.79
Average shares outstanding, diluted	83,511,808	83,529,579	83,515,040	83,430,505	82,793,663	81,844,343	79,542,734
PERFORMANCE RATIOS:
Return on average assets(1)	0.24%	0.07%	0.17%	0.63%	0.91%	1.07%	1.06%
Return on shareholders’ equity(1)	2.63%	0.76%	1.85%	6.59%	9.84%	12.31%	12.52%
Net interest margin	3.69%	3.74%	3.70%	3.77%	3.75%	3.68%	3.70%
Efficiency ratio(2)	74.64%	69.78%	69.05%	68.04%	66.42%	65.40%	66.48%
Noninterest income to operating revenues	38.56%	36.50%	37.45%	38.22%	35.78%	35.44%	34.92%
Total shareholders’ equity to total assets	9.60%	9.10%	8.98%	9.69%	9.20%	9.07%	8.53%
Tangible common equity to tangible assets	7.58%	7.11%	7.00%	7.63%	7.15%	7.09%	7.25%
ASSET QUALITY DATA:
Non-accrual loans and leases	$314,479	$347,181	$347,499	$144,013	$28,168	$9,789	$6,603
Loans and leases 90+ days past due, still accruing	7,354	9,910	8,500	36,301	33,373	18,671	15,282
Restructured loans and leases, still accruing	40,966	52,325	38,376	6,161	2,472	721	1,571
Other real estate owned	162,686	82,647	133,412	59,265	46,317	24,281	10,463

Total non-performing assets(4)	525,485	492,063	527,787	245,740	110,330	53,462	33,919
Allowance for credit losses to net loans and leases	2.21%	2.16%	2.11%	1.80%	1.37%	1.25%	1.26%
Allowance for credit losses to non-performing loans and leases(3)	55.04%	50.09%	49.93%	94.41%	207.45%	394.76%	421.36%
Non-performing loans and leases to net loans and leases(3)	4.01%	4.30%	4.23%	1.91%	0.66%	0.32%	0.30%
Non-performing assets to net loans and leases(4)	5.80%	5.17%	5.65%	2.51%	1.14%	0.58%	0.43%
Net charge-offs as a percentage of average loans(1)	1.56%	1.81%	1.90%	0.76%	0.40%	0.14%	0.15%
CAPITAL RATIOS:
Tier I leverage ratio	8.66%	8.26%	8.07%	8.95%	8.65%	8.13%	8.73%
Tier I capital ratio	11.36%	10.56%	10.61%	11.17%	10.79%	10.63%	12.34%
Total risk-based capital ratio	12.62%	11.82%	11.87%	12.42%	12.04%	11.81%	13.55%

(1)	Annualized.

(2)	Efficiency ratio is defined as noninterest expense divided by the sum of net interest income plus noninterest income.

(3)	Non-performing loans include nonaccrual loans and leases, loans and leases 90+ past due, still accruing, and restructured loans and leases, still accruing.

(4)	Non-performing assets include non-performing loans and other real estate owned.

GAAP RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Certain financial information included in “Summary Selected Consolidated Financial Information” above is determined by methods other than in accordance with GAAP. “Tangible book value per share,” “tangible common equity to tangible assets” and “efficiency ratio” are non-GAAP financial measures that our management uses in its analysis of our performance.

•	“Tangible book value per share” is defined as total shareholders’ equity, less goodwill and other intangible assets, divided by total common shares outstanding. Management believes this measure is important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•	“Tangible common equity to tangible assets” is defined as total common equity, less goodwill and other identifiable intangible assets, divided by the difference of total assets less goodwill and other identifiable intangible assets. Management believes this measure is important to investors who are interested in evaluating the adequacy of our capital levels.

•	“Efficiency ratio” is defined as noninterest expense divided by the sum of net interest income and noninterest income. Management believes this measure is important to investors who are interested in comparing the performance of our core business operations, as it represents an approximate measure of the cost required by the Company to generate a dollar of revenue.

You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures used by other companies. The following table presents a reconciliation to provide a more detailed analysis of these non-GAAP performance measures:

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)		(Derived from audited financial statements)
	(Dollars in thousands, except per share data)

TANGIBLE COMMON EQUITY:
Total common shareholders’ equity	$1,266,753	$1,235,705	$1,222,244	$1,276,296	$1,240,260	$1,196,626	$1,026,585
Less:
Goodwill	271,297	270,097	270,097	270,097	268,966	254,889	143,718
Other identifiable intangible assets	17,426	20,572	19,623	23,532	28,164	26,544	22,441

Total tangible common equity	$978,030	$945,036	$932,524	$982,667	$943,130	$915,193	$860,426
Total shares outstanding	83,488,963	83,481,737	83,481,737	83,450,296	83,105,100	82,299,297	79,109,573
Tangible book value per share	$11.71	$11.32	$11.17	$11.78	$11.35	$11.12	$10.88

TANGIBLE ASSETS:
Total assets	$13,198,518	$13,583,016	$13,615,010	$13,167,867	$13,480,218	$13,189,841	$12,040,521
Less:
Goodwill	271,297	270,097	270,097	270,097	268,966	254,889	143,718
Other identifiable intangible assets	17,426	20,572	19,623	23,532	28,164	26,544	22,441

Total tangible assets	$12,909,795	$13,292,347	$13,325,290	$12,874,238	$13,183,088	$12,908,408	$11,874,362
Tangible common equity to tangible assets	7.58%	7.11%	7.00%	7.63%	7.15%	7.09%	7.25%

EFFICIENCY RATIO:
Noninterest expense	$397,777	$363,586	$487,033	$490,017	$455,913	$428,410	$394,077
Net interest income	327,424	330,889	441,142	444,899	440,836	422,899	385,799
Non-interest income	205,510	190,170	264,144	275,276	245,607	232,151	207,017
Efficiency ratio	74.64%	69.78%	69.05%	68.04%	66.42%	65.40%	66.48%

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider each of the following risks and the other information contained or incorporated by reference in this prospectus supplement before deciding to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected, the trading price of our common stock could decline, perhaps significantly, or you could lose part or all of your investment.

Risks Related to Our Business

Our financial performance may be adversely affected by conditions in the financial markets and economic conditions generally.

Our financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, is highly dependent upon the business environment in the markets where we operate and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability or increases in the cost of credit and capital, increases in inflation or interest rates, natural disasters or a combination of these or other factors.

Since mid-2007, the financial services industry and the securities markets generally have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. The global markets have been characterized by substantially increased volatility and an overall loss of investor confidence. Market conditions have led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads and to cause rating agencies to lower credit ratings. Despite recent stabilization in asset prices, economic performance and significant declines in Federal Reserve borrowing rates, there remains a risk of continued asset and economic deterioration, which may increase the cost and decrease the availability of liquidity. Additionally, some banks and other lenders have suffered significant losses and they have become reluctant to lend, even on a secured basis, because of capital limitations, potentially increased risks of default and the impact of declining asset values on collateral. The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide.

It is possible that the business environment in the United States will continue to deteriorate for the foreseeable future. There can be no assurance that these conditions will improve in the near term. Such conditions could adversely affect the credit quality of our loans, our results of operations and our financial condition.

The recent downgrade of the U.S. government’s sovereign credit rating, any related rating agency action in the future, the ongoing debt crisis in Europe and the downgrade of the sovereign credit ratings for several European nations could negatively impact our business, financial condition and results of operations.

On November 21, 2011, a Congressional committee that was formed to achieve $1.2 trillion in deficit reduction measures announced that it had failed to achieve its stated purpose by the deadline imposed by Congress’ August agreement to raise the U.S. government’s debt ceiling. Standard & Poor’s Rating Services, which had downgraded the U.S. government’s AAA sovereign credit rating to AA+ with a negative outlook in August 2011, affirmed its AA+ rating following the announcement. Moody’s Investors Services, which changed its U.S. government rating outlook to negative on August 2, 2011, also reaffirmed its rating following the Congressional committee’s announcement. On November 22, 2011, Fitch Ratings stated that the failure of the committee to reach an agreement would likely cause it to change its outlook on U.S. government debt to negative. Further, on November 28, 2011, Fitch stated that a downgrade of the U.S. sovereign credit rating would occur without a credible plan in place by 2013 to reduce the U.S. government deficit. The impact of any additional downgrades to the U.S. government’s sovereign credit rating by any of these rating agencies, as well as the perceived creditworthiness of U.S. government-related obligations, is inherently unpredictable and could adversely affect the U.S. and global financial markets and economic conditions and have a material adverse effect on our business, financial condition and results of operation.

In addition, certain European nations continue to experience varying degrees of financial stress. Despite various assistance packages, worries about European financial institutions and sovereign finances persist. On January 13, 2012, Standard & Poor’s downgraded the credit ratings of France, Italy and seven other European nations in part as a result of the failure of leaders to address systemic stresses in the Eurozone. Market concerns over the direct and indirect exposure of European banks and insurers to these European Union nations and each other have resulted in a widening of credit spreads and increased costs of funding for some European financial institutions. Risks related to the European economic crisis have had, and are likely to continue to have, a negative impact on global economic activity and the financial markets. As these conditions persist, our financial condition and results of operations could be materially adversely affected.

Our current provision and allowance for credit losses may not be adequate to cover actual credit losses.

We make various assumptions and judgments about the collectability of our loan and lease portfolio and utilize these assumptions and judgments when determining the provision and allowance for credit losses. The determination of the appropriate level of the provision for credit losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the amount reserved in the allowance for credit losses. In addition, bank regulatory agencies periodically review our provision and the total allowance for credit losses and may require an increase in the allowance for credit losses or future provisions for credit losses, based on judgments different than those of management. Any increases in the provision or allowance for credit losses will result in a decrease in our net income and, potentially, capital, and may have a material adverse effect on our financial condition and results of operations. In addition, we reported a material weakness in internal control over financial reporting designed to ensure proper accounting for our allowance for credit losses. If we cannot properly remediate this material weakness our allowance for credit loss may not be accurate which may have an adverse impact on our the accuracy of our reported financial results. See “Risk Factors — Risks Related to Our Business — We reported a material weakness in our internal control over financial reporting; our internal controls might not continue to be effective.”

We make and hold in our portfolio a significant number of real estate construction, acquisition and development loans, which are based upon estimates of costs and values associated with the completed project and which pose more credit risk than other types of loans typically made by financial institutions.

At September 30, 2011, we had a balance of $976.7 million in real estate construction, acquisition and development loans, representing 10.7% of our total loan portfolio. These real estate construction, acquisition and development loans have certain risks that are not present in other types of loans. The primary credit risks associated with real estate construction, acquisition and development loans are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk and environmental and other hazard risks. Market risks are risks associated with the sale of the completed residential and commercial units. They include affordability risk, which means the risk that borrowers cannot obtain affordable financing, product design risk, and risks posed by competing projects. Real estate construction, acquisition and development loans also involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, real estate construction, acquisition and development loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance and accrued interest on the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it. The adverse effects of the foregoing matters upon our real estate construction, acquisition and development portfolio could necessitate a further increase in non-performing loans related to this portfolio and these non-performing loans may result in a material level of charge-offs, which may have a material adverse effect on our financial condition and results of operations. At September 30, 2011, non-accrual real estate construction, acquisition and development loans totaled $171.6 million.

Due to the downturn in the housing market, demand for construction, acquisition and development loans has been declining, a trend that management expects to continue. The decline in this portfolio presents an additional challenge to maintaining and growing our earning assets.

We may become involved in legal or administrative proceedings filed by or against us.

The nature of our business ordinarily results in a certain amount of claims, litigation, investigations and legal and administrative investigations and proceedings. Although we have developed policies and procedures to minimize the impact of legal noncompliance and other disputes, and endeavored to provide reasonable insurance coverage, litigation and regulatory actions present an ongoing risk.

We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, our directors, management or employees, including remedies or damage awards. On at least a quarterly basis, we assess our liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of our business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established. For matters where it is probable we will incur a loss and the amount can be reasonably estimated, we establish an accrual for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any outstanding legal proceedings or threatened claims, however, may turn out to be substantially higher than the amount accrued. Further, our insurance will not cover all such litigation, other proceedings or claims, or the costs of defense. While the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, management believes that the litigation-related expense we have accrued is adequate and that any incremental liability arising from our legal proceedings and threatened claims, including the matters described below, and those otherwise arising in the ordinary course of business, will not have a material adverse effect on our consolidated financial condition or results of operations.

On May 12, 2010, the Company and our Chief Executive Officer, President and Chief Financial Officer were named in a purported class action lawsuit filed in the U.S. District Court for the Middle District of Tennessee on behalf of certain purchasers of our common stock. On September 17, 2010, an Executive Vice President of the Company was added as a party to the lawsuit. The amended complaint alleges that the defendants issued materially false and misleading statements regarding our business and financial results. The plaintiff seeks class certification, an unspecified amount of damages and awards of costs and attorneys’ fees and other relief.

Separately, on August 16, 2011, a shareholder filed a putative derivative action purportedly on behalf of the Company in the Circuit Court of Lee County, Mississippi, against certain current and past executive officers and the members of our board of directors. The plaintiff in this shareholder derivative lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the purported class action lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief.

In November 2010, we were informed that the Atlanta Regional Office of the SEC had issued an Order of Investigation concerning the Company. This investigation is ongoing and is primarily focused on our recording and reporting of our unaudited financial statements, including the allowance and provision for credit losses, and our internal controls and our communications with the independent auditors prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2009. In connection with its investigation, the SEC has issued subpoenas for documents and testimony. We are cooperating fully with the SEC.

On May 18, 2010, the Bank was named as a defendant in a purported class action lawsuit filed by two Arkansas customers of the Bank in the U.S. District Court for the Northern District of Florida. The suit challenges the manner in which overdraft fees were charged and the policies related to posting order of debit card and ATM transactions. The suit also makes a claim under Arkansas’ consumer protection statute.

See “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Litigation Contingencies” of our Quarterly Report on Form 10-Q for the period ended September 30, 2011, which is incorporated by reference in this prospectus supplement.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available on favorable terms when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance any acquisitions or we may otherwise elect or be required to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot provide assurance of our ability to raise additional capital if needed or to be able to do so on terms acceptable to us. If we cannot raise additional capital on favorable terms when needed, it may have a material adverse effect on our financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on the liquidity of the Bank and/or the Company. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. A decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated could detrimentally impact our access to liquidity sources. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We reported a material weakness in our internal control over financial reporting; our internal controls might not continue to be effective.

Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2010 reported a material weakness in our internal control over financial reporting designed to ensure proper accounting for allowance for credit losses, as described in our Annual Report on Form 10-K for the years ended December 31, 2010 and December 31, 2009. During the fourth quarter of 2011, our management concluded that the control deficiency in our credit grading process related to the determination of the allowance for credit losses has been remediated. We cannot provide any assurance, however, that our internal controls will continue to be effective.

Our operations are subject to extensive governmental regulation and supervision.

The Company has elected to be a financial holding company pursuant to the Gramm-Leach-Bliley Act of 1999 and the Bank Holding Company Act of 1956 and the Bank is a Mississippi state banking corporation. Both are subject to extensive governmental regulation, supervision, legislation and control. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not security holders. These laws and regulations limit the manner in which we operate, including the amount of loans we can originate, interest we can charge on loans and fees we can charge for certain services. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Most recently, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, was enacted, implementing sweeping reforms to the financial services industry. It is possible that there will be continued changes to the banking and financial institutions regulatory regimes in the future. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. We cannot predict the extent to which the government and governmental organizations may change any of these laws or controls. We also cannot predict how such changes would adversely affect our business and prospects.

The Dodd-Frank Act and related rules and regulations may adversely affect our business, financial condition and results of operations.

The Dodd-Frank Act contains a variety of far-reaching changes and reforms for the financial services industry and directs federal regulatory agencies to study the effects of, and issue implementing regulations for, these reforms. Many of the provisions of the Dodd-Frank Act could have a direct effect on our performance and, in some cases, impact our ability to conduct business. Examples of these provisions include, but are not limited to:

•	Creation of the Financial Stability Oversight Council that may recommend to the Federal Reserve increasingly strict rules for capital, leverage, liquidity, risk management and other requirements as companies grow in size and complexity;

•	Application of the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies, such as the Company;

•	Changes to the assessment base used by the FDIC to assess insurance premiums from insured depository institutions and increases to the minimum reserve ratio for the Deposit Insurance Fund, or DIF, from 1.15% to not less than 1.35%, with provisions to require institutions with total consolidated assets of $10 billion or more to bear a greater portion of the costs associated with increasing the DIF’s reserve ratio;

•	Repeal of the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	Establishment of a consumer financial protection bureau with broad authority to implement new consumer protection regulations and, for bank holding companies with $10 billion or more in assets, to examine and enforce compliance with federal consumer laws;

•	Implementation of risk retention rules for loans (excluding qualified residential mortgages) that are sold by a bank; and

•	Amendment of the Electronic Fund Transfer Act to, among other things, give the Federal Reserve the authority to issue rules which have limited debit-card interchange fees.

Many of these provisions have already been the subject of proposed and final rules by the FDIC and Federal Reserve. Many other provisions, however, remain subject to regulatory rulemaking and implementation, the effects of which are not yet known. The provisions of the Dodd-Frank Act and any rules adopted to implement those provisions as well as any additional legislative or regulatory changes may impact the profitability of our business activities, may require that we change certain of our business practices, may materially affect our business model or affect retention of key personnel, may require us to raise additional capital and could expose us to additional costs (including increased compliance costs). These and other changes may also require us to invest significant management attention and resources to make any necessary changes and may adversely affect our ability to conduct our business as previously conducted or our financial condition and results of operations.

We obtain a significant portion of our noninterest revenue through service charges on core deposit accounts, and regulations impacting service charges could reduce our fee income.

A significant portion of our noninterest revenue is derived from service charge income. The largest component of this service charge income is overdraft-related fees. Management anticipates that changes in banking regulations, and in particular the Federal Reserve’s rules pertaining to certain overdraft payments on consumer accounts and the FDIC’s Overdraft Payment Programs and Consumer Protection Final Overdraft Payment Supervisory Guidance, will have an adverse impact on our service charge income. As a result of these changes as well as other factors, our service charge revenue decreased by approximately $4.0 million in 2011. Additionally, changes in customer behavior as well as increased competition from other financial institutions may result in declines in deposit accounts or in overdraft frequency resulting in a decline in service charge income. A reduction in deposit account fee income could have a material adverse effect on our earnings.

Because of the geographic concentration of our assets, our business is highly susceptible to local economic conditions.

Our business is primarily concentrated in selected markets in Mississippi, Tennessee, Alabama, Arkansas, Texas, Louisiana, Florida, Missouri and Illinois. As a result of this geographic concentration, our financial condition and results of operations depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following: an increase in loan delinquencies; an increase in problem assets and foreclosures; a decrease in the demand for our products and services; and a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral we hold cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure owed to us. Any such losses could have a material adverse affect on our financial condition and results of operations.

Changes in interest rates could have an adverse impact on our results of operations and financial condition.

Our earnings and financial condition are dependent to a large degree upon net interest income, which is the difference or spread between interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings and other interest-bearing liabilities. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities may fluctuate. This can cause decreases in our spread and can adversely affect our earnings and financial condition.

Interest rates are highly sensitive to many factors including:

•	The rate of inflation;

•	Economic conditions;

•	Federal monetary policies; and

•	Stability of domestic and foreign markets.

The Bank originates residential mortgage loans for sale and for our portfolio. The origination of residential mortgage loans is highly dependent on the local real estate market and the level of interest rates. Increasing interest rates tend to reduce the origination of loans for sale and fee income, which we report as gain on sale of loans. Decreasing interest rates generally result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt in order to reduce their borrowing cost. This typically leads to reinvestment at lower rates than the loans or securities were paying. Changes in market interest rates could also reduce the value of our financial assets. Our financial condition and results of operations could be adversely affected if we are unsuccessful in managing the effects of changes in interest rates.

Monetary policies and economic factors may limit our ability to attract deposits or make loans.

The monetary policies of federal regulatory authorities, particularly the Federal Reserve, and economic conditions in our service area and the United States generally, affect our ability to attract deposits and extend loans. We cannot predict either the nature or timing of any changes in these monetary policies and economic conditions, including the Federal Reserve’s interest rate policies, or their impact on our financial performance. The banking business is subject to various material business risks, which have become more acute during the current environment of economic slowdown and recession. In the current economic environment, foreclosures have increased and such conditions could also lead to a potential decline in deposits and demand for loans.

Volatility in capital and credit markets could adversely affect our business.

The capital and credit markets have been experiencing volatility and disruption for several years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Reputational risk may impact our results.

Our ability to originate and maintain accounts is highly dependent upon customer and other external perceptions of our business practices and/or our financial health. Adverse perceptions regarding our business practices and/or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the customer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. While we carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk.

Hurricanes or other adverse weather events could negatively affect local economies where we maintain branch offices or cause disruption or damage to our branch office locations, which could have an adverse effect on our business or results of operations.

We have operations in Mississippi, Alabama, Louisiana, Texas and Florida, which include areas susceptible to hurricanes or tropical storms. Such weather conditions can disrupt our operations, result in damage to our branch office locations or negatively affect the local economies in which we operate. We cannot predict whether or to what extent damage caused by future hurricanes, tropical storms or other adverse weather events will affect our operations or the economies in our market areas, but such weather conditions could result in a decline in loan originations and an increase in the risk of delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of devastating hurricanes or storms.

We could be required to write down goodwill and other intangible assets.

When we acquire a business, a portion of the purchase price of the acquisition is generally allocated to goodwill and other identifiable intangible assets. The amount of the purchase price that is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. At September 30, 2011, our goodwill and other identifiable intangible assets were $288.7 million. Under current accounting standards, if we determine goodwill or intangible assets are impaired, we are required to write down the carrying value of these assets. We conduct a review at least annually to determine whether goodwill is impaired. We completed such an impairment analysis for all of our reporting segments during the third quarter of 2011 and concluded that no impairment charge was necessary for the nine months ended September 30, 2011. We cannot provide assurance, however, that we will not be required to take an impairment charge in the future. Any impairment charge would have an adverse effect on our shareholders’ equity and financial results and could cause a decline in our stock price.

Diversification in types of financial services may adversely affect our financial performance.

As part of our business strategy, we may further diversify our lines of business into areas that are not traditionally associated with the banking business. As a result, we would need to manage the development of new business lines in which we have not previously participated. Each new business line would require the investment of additional capital and the significant involvement of our senior management to develop and integrate the service subsidiaries with our traditional banking operations. We can offer no assurances that we will be able to develop and integrate new services without adversely affecting our financial performance.

We compete with other financial holding companies, bank holding companies, banks, insurance and financial services companies.

The banking, insurance and financial services businesses are extremely competitive in our service areas in Mississippi, Tennessee, Alabama, Arkansas, Texas, Louisiana, Florida, Missouri and Illinois. We compete, and will continue to compete, with well-established banks, credit unions, insurance agencies and other financial institutions, some of which have significantly greater resources and lending limits. Some of our competitors provide certain services that we do not provide.

We face risks in connection with completed or potential acquisitions.

Historically, we have grown through the acquisition of other financial institutions as well as the development of de novo offices. If appropriate opportunities present themselves, we intend to pursue additional acquisitions in the future that we believe are strategic, including possible FDIC-assisted transactions. There can be no assurance that we will be able to identify, negotiate or finance potential acquisitions successfully or integrate such acquisitions with our current business.

Upon completion of an acquisition, we are faced with the challenges of integrating the operations, services, products, personnel and systems of acquired companies into our business, which may divert management’s attention from ongoing business operations. We cannot assure you that we will be successful in effectively integrating any acquisition into the operations of our business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized.

The success of our acquisitions is dependent on the continued employment of key employees. If acquired businesses do not meet projected revenue targets, or if certain key employees were to leave, we could conclude that the value of the businesses has decreased and that the related goodwill has been impaired. If we were to conclude that goodwill has been impaired, it would result in an impairment of goodwill charge to us, which would adversely affect our results of operations.

Our growth strategy includes risks that could have an adverse effect on financial performance.

An element of our growth strategy is the acquisition of additional banks (which might include the acquisition of bank assets and liabilities in FDIC-assisted transactions), bank holding companies, financial holding companies, insurance agencies and/or other businesses related to the financial services industry that may complement our organizational structure in order to achieve greater economies of scale. We cannot assure you that appropriate growth opportunities will continue to exist, that we will be able to acquire banks, insurance agencies, bank holding companies and/or financial holding companies that satisfy our criteria or that any such acquisitions will be on terms favorable to us. Further, our growth strategy requires that we continue to hire qualified personnel, while concurrently expanding our managerial and operational infrastructure. We cannot assure you that we will be able to hire and retain qualified personnel or that we will be able to successfully expand our infrastructure to accommodate future acquisitions or growth. As a result of these factors, we may not realize the expected economic benefits associated with our acquisitions. This could have a material adverse effect on our financial performance.

We may experience interruptions or breaches in our information system security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of these information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of these information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We may be adversely affected by the failure of certain third party vendors to perform.

We rely upon certain third party vendors to provide products and services necessary to maintain our day-to-day operations. Accordingly, our operations are exposed to the risk that these vendors might not perform in accordance with applicable contractual arrangements or service level agreements. We maintain a system of policies and procedures designed to monitor vendor risks. While we believe these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with applicable contractual arrangements or service level agreements could be disruptive to our operations, which could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Common Stock and the Offering

Our ability to declare and pay dividends is limited.

There can be no assurance of whether or when we may pay dividends on the common stock in the future. Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors. Historically, our principal source of funds used to pay cash dividends on our common equity has been dividends received from the Bank. Although the Bank’s asset quality, earnings performance, liquidity and capital requirements will be taken into account before any future dividends our common stock are declared or paid by the Company, our board of directors will also consider our liquidity and capital requirements and our board of directors could determine to declare and pay dividends without relying on dividend payments from the Bank.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends we may declare and pay. For example, under guidance issued by the Federal Reserve Board, as a bank holding company, we are required to consult with the Federal Reserve before declaring dividends and are to consider eliminating, deferring or reducing dividends if (i) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (iii) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

In addition, we need the approval of the Federal Reserve and the Bank needs the approval of the FDIC before paying cash dividends. Further, the Bank’s board of directors has approved a resolution requested by the FDIC and the Mississippi Department of Banking and Consumer Finance such that the declaration and payment of dividends will be limited to the Bank’s current net operating income and conditioned upon the prior written consent of the regulators and maintenance of minimum capital ratios. Finally, our board of directors has approved a resolution requested by the Federal Reserve such that we need the prior approval of the Federal Reserve before making any declaration or payment of dividends on any of our capital stock.

Issuing additional shares of our common stock to acquire other banks, bank holding companies, financial holding companies and/or insurance agencies may result in dilution for existing shareholders and may adversely affect the market price of our stock.

In connection with our growth strategy, we have issued, and may issue in the future, shares of our common stock to acquire additional banks, bank holding companies, financial holding companies, insurance agencies and/or other businesses related to the financial services industry that may compliment our organizational structure. Resales of substantial amounts of common stock in the public market and the potential of such sales could adversely affect the prevailing market price of our common stock and impair our ability to raise additional capital through the sale of equity securities. We usually must pay an acquisition premium above the fair market value of acquired assets for the acquisition of banks, bank holding companies, financial holding companies and insurance agencies. Paying this acquisition premium, in addition to the dilutive effect of issuing additional shares, may also adversely affect the prevailing market price of our common stock.

The market price of our common stock may decline after this offering.

We are currently offering for sale      shares of our common stock (      shares of common stock if the underwriters exercise their over-allotment option in full). The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of common stock in this offering will be able to sell shares after the offering at a price equal to or greater than the actual purchase price. Broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. Purchasers should consider these factors in determining whether to purchase shares of common stock and the timing of any sale of shares of common stock.

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly or annual financial results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of market prices for our common stock or that it will trade at prices at or above the price offered hereby.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could adversely affect our results of operations and cause our common stock price offered hereby to decline.

We will have considerable discretion in the application of the net proceeds of this offering. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return, which could result in further operating losses that could have a material and adverse effect on our business or cause the market price of our common stock to decline.

Anti-takeover provisions may discourage a change of our control.

Our governing documents and certain agreements to which we are a party contain provisions that make a change-in-control difficult to accomplish, and may discourage a potential acquirer. These include a classified or “staggered” board of directors, change-in-control agreements with members of management and supermajority voting requirements. These anti-takeover provisions may have an adverse effect on the market for our common stock.

Securities that we issue, including our common stock, are not FDIC insured.

Securities that we issue, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC or any other governmental agency or instrumentality or any private insurer and are subject to investment risk, including the possible loss of your investment.

We may issue debt or equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because any decision to incur debt or issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS PAID

Our shares of common stock are listed and traded on NYSE under the symbol “BXS.” As of January 13, 2012, there were 83,483,796 shares outstanding, held by 8,544 shareholders of record. The table below sets forth, for the quarters indicated, the range of sales prices of our common stock on NYSE, and the cash dividends declared per share of common stock. On January 13, 2012, the last reported sale price of our common stock on NYSE was $12.32 per share.

	Sale Price per
	Share of
	Common Stock		Cash Dividend
	High	Low	per Share

2012
First Quarter (through January 13, 2012)	$12.58	$11.25	N/A
2011
Fourth Quarter	$11.39	$8.23	$0.01
Third Quarter	14.35	8.61	0.01
Second Quarter	16.25	11.57	0.01
First Quarter	16.75	14.71	0.11
2010
Fourth Quarter	$16.31	$12.27	$0.22
Third Quarter	18.73	12.41	0.22
Second Quarter	23.25	17.86	0.22
First Quarter	24.75	17.55	0.22
2009
Fourth Quarter	$25.19	$21.71	$0.22
Third Quarter	24.96	19.41	0.22
Second Quarter	25.30	19.46	0.22
First Quarter	23.87	15.60	0.22

Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors. We derive our income primarily from dividends received from owning the Bank’s common stock. Federal and state law and regulations, as well as a resolution approved by the Bank’s board of directors at the request of the FDIC and the Mississippi Department of Banking and Consumer Finance and a resolution approved by our board of directors at the request of the Federal Reserve, limit the Bank’s and our ability to declare and pay dividends. See “Risk Factors — Risks Related to Our Common Stock and the Offering — Our ability to declare and pay dividends is limited.”

USE OF PROCEEDS

We expect to receive $94.8 million (or $109.0 million if the underwriters exercise their over-allotment option in full) in net proceeds from the sale of the common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the common stock in this offering for general corporate purposes, including to maintain certain capital levels and liquidity at the holding company, potentially provide equity capital to the Bank, fund growth either organically or through acquisition of other financial institutions, insurance agencies or other businesses that are closely aligned to our operations, and fund investments in our subsidiaries. Pending the application of the net proceeds, we expect to invest the net proceeds from this offering temporarily in short-term obligations.

CAPITALIZATION

The table below sets forth our consolidated capitalization as of September 30, 2011:

•	On an actual basis; and

•	As adjusted to give effect to the issuance and sale of our common stock offered hereby (assuming the underwriters do not exercise their over-allotment option), assuming that $100.0 million of common stock is sold in this offering at $12.32 per share, which was the last reported sale price of our common stock on January 13, 2012, and that the net proceeds thereof are $94.8 million after deducting underwriting discounts and commissions and our estimated expenses.

The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(Dollars in thousands, except per share data)

LONG-TERM DEBT:
Junior subordinated debt securities	$160,312	$160,312

SHAREHOLDERS’ EQUITY:
Common stock, $2.50 par value; 500,000,000 shares authorized; 83,488,962 and shares issued and outstanding	$208,722	$229,014
Capital surplus	227,006	301,464
Accumulated other comprehensive loss	14,595	14,595
Retained earnings	816,430	816,430

Total shareholders’ equity	$1,266,753	$1,361,503

Total capitalization	$1,427,065	$1,521,815

CAPITAL RATIOS:
Tangible common equity to tangible assets(1)	7.58%	8.25%
Tier I leverage ratio	8.66	9.32
Tier I risk-based capital ratio	11.36	12.32
Total risk-based capital ratio	12.62	13.58

(1)	See “GAAP Reconciliation of Non-GAAP Financial Measures” on page S-9 of this prospectus supplement.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, as the representatives of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of our common stock set forth opposite its name in the following table:

Name	Number of Shares

Morgan Stanley & Co. LLC
Stifel, Nicolaus & Company, Incorporated
Stephens Inc.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of our common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	The representations and warranties made by us to the underwriters are true;

•	There is no material adverse change in the financial markets; and

•	We deliver customary closing documents and legal opinions to the underwriters.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of common stock are purchased. The underwriters are not, however, obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The common stock is being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Offering Price

We have been advised that the underwriters propose to offer our common stock to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $      per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $      per share to certain brokers and dealers. After the common stock is released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, as representatives for the several underwriters, may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus supplement.

Over-Allotment Option

We have granted to the underwriters a 30-day over-allotment option, from the date of the pricing of the offering, to purchase up to an aggregate of           shares of our common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriting Discounts and Offering Expenses

The table below shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown reflecting the full exercise of the underwriters’ over-allotment option.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We estimate that our share of the total offering expenses, excluding underwriting discounts, will be approximately $250,000.

New York Stock Exchange Listing

The shares of our common stock are listed and traded on the New York Stock Exchange under the symbol “BXS.”

Lock-Up Agreements

We, our executive officers and our directors have agreed that for a period of 90 days from the date of this prospectus supplement, neither we nor any of our executive officers or directors will, without the prior written consent of Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, as the representatives on behalf of the underwriters, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any common stock or any securities convertible into or exercisable or exchangeable for our common stock. Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, in their sole discretion may release the securities subject to these lock-up agreements at any time without notice.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares of our common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market;

•	Covering transactions involve the purchase of shares of our common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering; and

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the market price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the market price of our common stock. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the common stock will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Riley, Caldwell, Cork & Alvis, P.A., Tupelo, Mississippi. Certain legal matters will be passed upon for the underwriters by DLA Piper LLP (US), Washington, D.C.

EXPERTS

The consolidated financial statements of BancorpSouth, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010 expresses an opinion that BancorpSouth, Inc. did not maintain effective control over financial reporting as of December 31, 2010 because of the effect of a material weakness related to the determination of the allowance for credit losses on the achievement of the objectives of the control criteria.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Rights
Purchase Contracts
Units

We may offer from time to time, in one or more series, the following:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase shares of our common stock or preferred stock or debt securities;

•	depositary shares;

•	rights;

•	purchase contracts; and

•	units.

We will provide the specific prices and terms of these securities in one or more prospectus supplements at the time of an offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities directly to you through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will identify them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “BXS.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in these securities involves risks. You should carefully review the discussion under the heading “RISK FACTORS” on page 5 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

The securities are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement, and any related free writing prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or a solicitation of an offer to purchase, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document.

References in this prospectus to “we,” “us” and “our” refer to BancorpSouth, Inc., a financial holding company incorporated in Mississippi, unless the context otherwise requires.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or a free writing prospectus may also add to, update or change other information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our corporate website at www.bancorpsouthonline.com. The information on our corporate website is not part of this prospectus or any accompanying prospectus supplements, free writing prospectuses or other offering materials. You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

We are incorporating by reference the following documents:

•	Annual report on Form 10-K for the year ended December 31, 2008;

•	Quarterly reports on Form 10-Q for the three months ended March 31, 2009 and the three months ended June 30, 2009;

•	Current reports on Form 8-K filed with the SEC on January 23, 2009, February 9, 2009, March 4, 2009, April 21, 2009, April 23, 2009, May 4, 2009, June 25, 2009, July 23, 2009, July 24, 2009 and July 29, 2009 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules);

•	the description of our common stock and common stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on May 14, 1997, and any other amendment or report filed for the purpose of updating such description; and

•	any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offerings under this prospectus (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain copies of the documents incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
Attention: Corporate Secretary
(662) 680-2000

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could,” “would” and other comparable terms. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect our current plans and expectations and future financial condition and results.

While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	local, regional and national economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	volatility and disruption in national and international financial markets;

•	government intervention in the U.S. financial system;

•	our ability to increase noninterest revenue and expand noninterest revenue business;

•	changes in general business or economic conditions or government fiscal and monetary policies;

•	fluctuations in prevailing interest rates and the effectiveness of our interest rate hedging strategies;

•	our ability to maintain credit quality;

•	our ability to provide and market competitive products and services;

•	changes in our operating or expansion strategy;

•	geographic concentration of our assets and susceptibility to economic downturns in that area;

•	the availability of and costs associated with maintaining and/or obtaining adequate and timely sources of liquidity;

•	laws and regulations affecting financial institutions in general;

•	our ability to operate and integrate new technology;

•	our ability to manage growth and effectively serve an expanding customer and market base;

•	our ability to attract, train and retain qualified personnel;

•	changes in consumer preferences;

•	our ability to repurchase our common stock on favorable terms;

•	our ability to collect amounts due under loan agreements and to attract deposits;

•	legislation and court decisions related to the amount of damages recoverable in legal proceedings;

•	possible adverse rulings, judgments, settlements and other outcomes of pending litigation; and

•	other factors generally understood to affect the financial results of financial services companies and other risks detailed from time to time in our press releases and filings with the SEC.

We caution you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus or any prospectus supplement, may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. We cannot predict such new risks, nor can we assess the impact, if any, of such new risks on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. Shareholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

RISK FACTORS

Potential investors are urged to read and consider the risk factors relating to an investment in our securities incorporated by reference herein from Part I, Item 1A of our most recent annual report on Form 10-K (together with any material changes thereto contained in subsequently filed quarterly reports on Form 10-Q). Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or any prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

BANCORPSOUTH, INC.

BancorpSouth, Inc. is incorporated in Mississippi and is a financial holding company under the Bank Holding Company Act of 1956. We are based in Tupelo, Mississippi and conduct our operations through our bank subsidiary, BancorpSouth Bank, and various banking-related subsidiaries. BancorpSouth Bank conducts commercial banking, trust, insurance and investment services businesses.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including without limitation:

•	working capital;

•	capital expenditures;

•	acquiring businesses or investing in other business opportunities;

•	redemption and repayment of short-term or long-term borrowings; and

•	purchases of our common stock under our ongoing stock repurchase program.

Pending any such use, we may temporarily invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to combined fixed charges for the periods indicated:

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2008	2007	2006	2005	2004	2009

Ratio of earnings to fixed charges
Including interest on deposits	1.65	1.53	1.63	1.81	1.94	2.02
Excluding interest on deposits	4.25	3.83	4.22	5.69	6.89	7.57

For purposes of computing the ratio of earnings to fixed charges, earnings represents net income plus applicable income taxes and fixed charges less capitalized interest. During the periods set forth above, we did not have any preferred securities outstanding and, therefore, did not pay any preferred stock dividends.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the following securities that we may offer and sell from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase shares of our common stock or preferred stock or debt securities;

•	depositary shares;

•	rights;

•	purchase contracts; and

•	units.

The descriptions of the terms of these securities below are not meant to be complete but set forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the related prospectus supplement. If the information contained in the prospectus supplement differs from the description below, you should rely on the information in the prospectus supplement. The descriptions below are qualified in their entirety by reference to our restated articles of incorporation, as amended, and amended and restated bylaws, as amended.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed on a securities exchange, the applicable prospectus supplement will so indicate.

DESCRIPTION OF CAPITAL STOCK

General

The description of our capital stock below is based on our restated articles of incorporation, our amended and restated bylaws and applicable provisions of Mississippi law. We have summarized certain portions of our restated articles of incorporation and amended and restated bylaws below. The summary is not complete. You should refer to the applicable provisions of our restated articles of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus forms a part, and to the Mississippi Business Corporation Act, for the provisions that are important to you.

Common Stock

We may issue shares of our common stock from time to time. Our restated articles of incorporation authorize us to issue up to 500 million shares of our common stock, $2.50 par value per share. As of August 6, 2009, we had 83,411,036 shares of common stock outstanding.

Holders of outstanding shares of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors, in its discretion, out of funds legally available therefor.

Holders of our common stock are entitled to one vote per share on all matters to be voted on by our shareholders, including the election of directors, and do not have cumulative voting rights.

Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions require greater percentages of affirmative shareholder votes, including an increase, without a recommendation by our board of directors of such increase, in the maximum number of members of our board of directors or an amendment or repeal of the anti-takeover provision described below.

In the event of our liquidation, the holders of our common stock are entitled to receive pro rata any assets distributed to shareholders with respect to their shares, after payment of all debts and payments to holders of our preferred stock, if any.

Holders of our common stock have no right to subscribe to additional shares of capital stock that we may issue. All outstanding shares of common stock are, and the shares of common stock issued upon any conversion or exchange of any debt securities or preferred stock providing for such conversion or exchange will be, fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “BXS.” The transfer agent and registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Preferred Stock

We may issue shares of our preferred stock from time to time. Our restated articles of incorporation authorize us to issue up to 500 million shares of preferred stock, par value $2.50 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such class or series as determined by our board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by shareholders. A series of preferred stock issued pursuant to this prospectus might have features that could:

•	restrict our ability to declare dividends on our common stock;

•	restrict our ability to repurchase outstanding common stock;

•	dilute the voting power of our common stock;

•	dilute the equity interests and voting power of holders of our common stock if such series of preferred stock is convertible into common stock;

•	restrict distributions of assets to the holders of our common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of such series of preferred stock; and

•	have the effect of discouraging, delaying or preventing a change in control.

Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to any preferred stock offered will contain a description of the specific terms of that class or series as fixed by our board of directors, including, as applicable:

•	the number of shares of preferred stock offered and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of any voting rights, if any; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Anti-Takeover Effects of Provisions of our Restated Articles of Incorporation, Amended and Restated Bylaws and the Mississippi Business Corporation Act

Our restated articles of incorporation and amended and restated bylaws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions could delay or prevent entirely a merger or acquisition that our shareholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price.

Our restated articles of incorporation generally require the affirmative vote of the holders of 80% of the outstanding shares of our common stock to approve (i) a merger or consolidation of us with, or (ii) a sale, exchange or lease of all or substantially all of our assets (as defined in our restated articles of incorporation) to, any person or entity, unless such transaction is approved by our board of directors.

Our restated articles of incorporation also require the affirmative vote of the holders of 80% of the outstanding shares of our common stock, and the affirmative vote of the holders of 67% of the shares of our common stock held by shareholders other than a controlling party (as defined in our restated articles of incorporation), for the approval or authorization of any merger, consolidation, sale, exchange or lease of all or substantially all of our assets if such transaction involves any shareholders owning or controlling 20% or more of our common stock outstanding at the time of the proposed transaction; provided, however, that these voting requirements are not applicable in transactions in which: (a) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock retained by our existing shareholders in a transaction in which we are the surviving entity) per share by holders of our common stock in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions) paid by the controlling party in the acquisition of any of its holdings of our common stock in the three years preceding the announcement of the proposed transaction; or (b) the transaction is approved by a majority of our board of directors.

Neither of these provisions of our restated articles of incorporation may be repealed or amended except by the affirmative vote of 80% of the outstanding shares of our common stock.

Our restated articles of incorporation provide that the board of directors will be classified, with approximately one-third elected each year. The number of directors will be fixed by the board of directors from time to time, but shall not be less than nine nor more than 24. A vote of at least 80% of the outstanding shares of our common stock is required to increase the maximum number of members of the board of directors if the board of directors does not recommend an increase in the maximum number. The directors elected by the holders of common stock are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of such directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If a vacancy occurs on the board of directors for any reason, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, provided that the board may elect instead to (i) not fill the vacancy or (ii) have the vacancy filled by vote of the shareholders at any regular or special meeting of the shareholders. Directors may only be removed “for cause,” which means final conviction of a felony, unsound mind, adjudication of bankruptcy, nonacceptance of office or conduct prejudicial to our interests.

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive office 120 days prior to the first anniversary of the mailing of the previous year’s proxy statement in connection with the annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual or special meeting of shareholders or make nominations for directors at an annual or special meeting of shareholders.

The Mississippi Business Corporation Act contains the Shareholder Protection Act and the Control Share Act, both of which have anti-takeover effects. Neither of these statutes applies to us, however, because we are a financial holding company.

Rights Agreement

On April 23, 1991, our shareholders adopted a shareholder rights agreement, amended as of March 28, 2001, whereby each shareholder of record at the close of business on April 24, 1991 received a dividend distribution of one common stock purchase right for each outstanding share of our common stock. Each issued share of our common stock, including shares distributed from treasury, after April 24, 1991 and prior to the distribution date (as defined below) automatically has had, or will have during the term of the rights agreement, as amended, a common stock purchase right attached to it. Each common stock purchase right entitles the registered holder, subject to the terms of the rights agreement, to purchase from us one share of common stock at a purchase price per share of $60.00, subject to adjustment, or the purchase price.

This summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the rights agreement, which is incorporated herein by reference in its entirety.

The common stock purchase rights are not exercisable until the distribution date and will expire at the close of business on March 28, 2011 unless we redeem them earlier. The common stock purchase rights are redeemable at $0.01 per right, subject to adjustment, by a majority of our independent directors, payable, at the election of such majority of independent directors, in cash or shares of common stock, at any time prior to the close of business on the distribution date. Immediately upon any redemption of the common stock purchase rights, the right to exercise the common stock purchase rights will become a right to receive the redemption price of $0.01 per right.

The distribution date generally means the earliest to occur of: (i) the close of business on the tenth business day following a public announcement by us or an acquiring person that such person has become the beneficial owner of 20% or more of our common stock then outstanding, or the stock acquisition date; (ii) the close of business on the tenth business day following the commencement of, or the announcement of an intent to commence, a tender or exchange offer that would result in a person or group becoming the beneficial owner(s) of 20% or more of our common stock then outstanding; or (iii) the close of business on the tenth business day after a majority of the members of our Board of Directors who are not officers determines that a person has, alone or together with his or her affiliates or associates, become the beneficial owner of 10% or more of the outstanding shares of our common stock or voting power and is an adverse person (as defined in the rights agreement).

In general, in the event that a person or group becomes an acquiring person (as defined in the rights agreement), or our board of directors has determined the existence of an adverse person, then each holder of a common stock purchase right shall have the right to receive, upon exercise of such right, shares of our common stock having a value equal to two times the purchase price. Following the occurrence of one of the foregoing events, all common stock purchase rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person or an adverse person will be null and void.

In the event that, at any time following the earlier of the stock acquisition date or the distribution date, (i) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (ii) any person or group effects a share exchange or merger with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or group, or (iii) 50% or more of our assets or earning power is sold or transferred, then proper provision will be made so that each holder of a common stock purchase right shall have the right to receive, upon exercise, the number of shares of common stock of the principal party (as defined in the rights agreement) having a value equal to two times the purchase price.

The common stock purchase rights may have anti-takeover effects. The common stock purchase rights may cause substantial dilution to a person that attempts to acquire us without a condition to such an offer that a substantial number of the common stock purchase rights be acquired or that such rights be redeemed or declared invalid. The common stock purchase rights should not interfere with any merger or other business combination approved by our board of directors, as the common stock purchase rights may be redeemed by us as described above.

DESCRIPTION OF DEBT SECURITIES

Debt May be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. If issued, there will be one indenture for senior debt securities and one for subordinated debt securities.

The summary description below of certain common provisions of an indenture and the related debt securities and any summary description of an indenture and debt securities in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such indenture and debt security. The forms of the indenture and the debt security relating to any particular issue of debt securities will be filed with the SEC each time we issue debt securities, and you should read those documents for provisions that may be important to you.

Payments

We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;

•	aggregate principal amount, purchase price and denomination;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•	the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal and all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except as provided in the indenture. The prospectus supplement will contain a description of the circumstances under which a holder may exercise the right to institute such actions.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge most or all of our obligations under any series of debt securities at any time, which we refer to as “defeasance.” We may also be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise on this right without the consent of each holder that would be affected by such change.

Regarding the Trustee

We will designate the trustee under the senior and subordinated indentures, as applicable, in a prospectus supplement. From time to time, we may enter into banking or other relationships with the trustee or its affiliates. The trustee may resign or be removed, and a successor trustee may be appointed.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or our debt securities. We may issue warrants independently or together with any other securities pursuant to any prospectus supplement, and warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The summary description below of certain common provisions of a warrant and any summary description of the warrant in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the corresponding warrant agreement and warrant certificate. The forms of a warrant agreement and the warrant certificate relating to any particular series of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable, the following:

•	the offering price, if any;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price and the amount of securities that holders will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the name of the warrant agent, if any;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of the warrants.

After a warrant expires it will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent, if any, or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holders of that series of warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The summary description below of certain common provisions of a deposit agreement and the related depositary receipts and any summary description of the deposit agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such deposit agreement and depositary receipts. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. If the bank depositary determines that it is not feasible to make the distribution of property, however, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, to the extent practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares, however, will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of whole shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF RIGHTS

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. Unless otherwise provided in an applicable prospectus supplement, no fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

The summary description below of certain common provisions of a rights agreement and the related rights and any summary description of the rights agreement and rights in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such rights agreement and the corresponding rights certificate. The forms of the rights agreement and the rights certificate relating to any particular issue of rights will be filed with the SEC each time we issue rights, and you should read those documents for provisions that may be important to you.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects, our capital requirements, the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering and general conditions in the securities markets, especially for securities of financial institutions. The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be identified in the applicable prospectus supplement. We will pay all fees charged by any subscription agent or escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire, will no longer be exercisable and will have no value. We will extend the expiration date as required by applicable law and may, in our sole discretion, extend the expiration date for other reasons. If we elect to extend the expiration date, we will issue a press release announcing such extension prior to the scheduled expiration date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the expiration date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as shareholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the applicable prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue to any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to the holders, shares of our common stock or preferred stock, debt securities, warrants, depositary shares or units, at a future date or dates. The price per purchase contract security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Under the purchase contracts, we may be required to make periodic payments to the holders or vice versa. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

This summary description of certain general terms of purchase contracts and any summary description of purchase contracts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable purchase contract. The forms of the purchase contracts and, if applicable, collateral or depositary arrangements relating to any particular issue of purchase contracts will be filed with the SEC each time we issue these securities, and you should read those documents for provisions that may be important to you. In addition, United States federal income tax considerations applicable to the purchase contracts may also be discussed in the applicable prospectus supplement.

The purchase contracts may require holders to secure their obligations under the contracts in a specified manner and, in specified circumstances, we may deliver newly issued prepaid purchase contracts, or prepaid securities, when we transfer to a holder any collateral securing the holder’s obligations under the original purchase contract.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and one or more other securities, which may include our common stock, preferred stock, debt securities, warrants, depositary shares or units, and which may secure the holder’s obligations to purchase the purchase contract security under the purchase contract.

The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts, whether they will be issued separately or as part of units, and any applicable pledge or depository arrangements.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

This summary description of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to a particular issue of units will describe the terms of those units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and certain holders of our securities may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us or any selling security holders to purchasers; or

•	through remarketing firms.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the New York Stock Exchange or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any selling security holders, underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable “best efforts” basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we or selling security holders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. The dealer may be deemed to be an underwriter under the Securities Act.

Offers to purchase the offered securities may be solicited directly by us or selling security holders, and the sale thereof may be made by us or selling security holders directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

We or selling security holders may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements with us or selling security holders and its compensation will be described in the applicable prospectus supplement.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Selling security holders, agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated below or in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Riley, Caldwell, Cork & Alvis, P.A., Tupelo, Mississippi. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements of BancorpSouth, Inc. as of December 31, 2008 and for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

$100,000,000

Common Stock

PROSPECTUS

Morgan Stanley

Stifel Nicolaus Weisel
Stephens Inc.
Keefe, Bruyette & Woods
Sandler O’Neill + Partners, L.P.

January   , 2012